                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No. 1)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/X/  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section  240.14a-11(c) or
     Section 240.14a-12

                             GATEWAY ENERGY CORPORATION
            --------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

                 NEIL A. FORTKAMP, EXECUTIVE VICE PRESIDENT, CFO & COO
            --------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:

               ------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

               ------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               ------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

               ------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

               ----------------------------------------
     2)   Form, Schedule or Registration Statement No.:

               ----------------------------------------
     3)   Filing Party:

               ----------------------------------------
     4)   Date Filed:

               ----------------------------------------

                              GATEWAY ENERGY CORPORATION
                             10842 OLD MILL ROAD, SUITE 5
                                OMAHA, NEBRASKA  68154



                    ---------------------------------------------


                   SOLICITATION OF CONSENTS OF COMMON STOCKHOLDERS
                                 (IN LIEU OF A PROXY)
                                   MARCH ____, 1997


To the Stockholders of Gateway Energy Corporation:

     This Solicitation of Consents, in lieu of a proxy, is being sent to Common Stockholders of Gateway Energy Corporation (the "Company") in lieu of a meeting of Stockholders, for the following purpose:

     1. To obtain Stockholders' consent to the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the authorized Common Stock of the Company from 10,000,000 shares to 17,500,000 shares.

     Stockholders of record at the close of business on February 28, 1997 (the "Record Date") are entitled to vote on the above referenced matter. Information concerning the matter to be voted upon is set forth in the attached Information Statement. We encourage you to review the attached material carefully.

     CONSENT CARDS, PREPARED IN LIEU OF A PROXY CARD, MUST BE RETURNED TO THE COMPANY NOT LATER THAN APRIL __, 1997.





                                        By Order of the Board of Directors




                                        Larry J. Horbach
                                        President

                              GATEWAY ENERGY CORPORATION
                             10842 OLD MILL ROAD, SUITE 5
                                OMAHA, NEBRASKA  68154

                           --------------------------------

                            CONSENT SOLICITATION STATEMENT
                                   MARCH ____, 1997


                               SOLICITATION AND VOTING

     This Consent Solicitation Statement, which is required to fulfill the requirements of Regulation 14A regarding solicitation of proxies, is furnished to the holders of the Common Stock, $.25 par value per share ("Common Stock") in connection with the solicitation of consents ("Consents") by the Board of Directors of Gateway Energy Corporation (the "Company") to adopt an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to increase the authorized Common Stock from 10,000,000 shares to 17,500,000 shares. The first mailing of this Consent Solicitation Statement and accompanying material to the holders of the Common Stock will be made on March ____, 1997.

     We are asking you for a Consent, in lieu of a proxy, and you are requested to send us the enclosed Consent. This Consent, once given will be nonrevocable. Delaware law permits Stockholders to vote by consent in lieu of an actual meeting of Stockholders. The Company has determined not to hold an actual meeting of Stockholders in order to save cash and reduce expenses.

     The cost of solicitation of Consents will be borne by the Company. In addition to the use of the mails, Consents may be solicited personally, or by telephone or electronic media by regular employees of the Company or by persons engaged by the Company for such purposes. If the Company engages outside persons to solicit Consents, said cost will not exceed $ 5,000. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding the Consent Solicitation Statement and accompanying material to security owners and obtaining the Consents.

     Stockholders of record at the close of business on February 28, 1997 are entitled to vote on matters set forth herein. On that date there were outstanding and entitled to vote 48,245,344 shares of Common Stock.

                                  VOTE REQUIREMENTS

     The effectuation of the Amendment requires receipt of the affirmative vote, by consent, of a majority of the 48,245,344 shares of Common Stock entitled to vote as a single class.

                 DISCUSSION CONCERNING INCREASE IN AUTHORIZED SHARES

     The Company announced at its 1996 Annual Stockholders Meeting, and in consultation with Growth Capital Partners, Inc., the Company's investment banker, a proposed Recapitalization of the Company ("Recapitalization"). The Recapitalization included two steps. First, pursuant to an Information Statement dated January 13, 1997, the Company obtained the consent of the holders of Common Stock to adopt an amendment to the Company's Restated Certificate of Incorporation to (i) effect a 1 for 25 reverse stock split of the outstanding Common Stock of the Company; (ii) decrease the authorized Common Stock of the Company from 75,000,000 shares to 10,000,000 shares; and (iii) decrease the authorized Preferred Stock from 1,750,000 shares to 10,000 shares. The Company received the required vote to adopt this amendment to the Restated Certificate of Incorporation on January 31, 1997. The 1 for 25 reverse stock split was effected by the Company on March 4, 1997.

     The second step of the Recapitalization included the adoption by each of the outstanding nine (9) series of Preferred Stock of Amended and Restated Certificates of Designation to allow for the mandatory redemption of a portion and the mandatory conversion of the remaining portion of all outstanding Preferred Stock. Upon completion of the Recapitalization, the Preferred Stock outstanding would be redeemed and converted into other securities including Common Stock, Subordinated Debt, and Common Stock Purchase Warrants (collectively the "Recapitalization Securities"). The Company received the required vote from each series of Preferred Stock to adopt Amended and Restated Certificates of Designation for each series of Preferred Stock on February 28, 1997.

     The request to authorize 10,000,000 shares included in the Information Statement sent to holders of Common Stock on January 13, 1997, anticipated issuing to current holders of Preferred Stock in connection with the second step of the Recapitalization, approximately 4,493,000 shares of Common Stock (after the 1 for 25 reverse stock split), approximately $6,134,000 in Subordinated Debt and 386,000 Common Stock Purchase Warrants. These amounts were calculated based upon the assumption that all holders of Preferred Stock would take the Recapitalization Securities.

     Subsequent to the obtaining of consents on January 31, 1997 to reduce the authorized shares of Common Stock to 10,000,000 and in order to (1) provide an option for the Preferred Stockholders; (2) offer an additional incentive for the

Preferred Stockholders to approve the Recapitalization; and (3) further improve its balance sheet, the Company, in consultation with its investment banker, provided each Preferred Stockholder the right to elect to convert any or all of their Preferred Stock into Common Stock at the Conversion Price set forth in each respective Certificate of Designation, in lieu of taking the Recapitalization Securities. Said election is required to be made within fourteen (14) days of notification to holders of Preferred Stock that the second step of the Recapitalization received the requisite vote to be implemented.

     The Company cannot calculate with any certainty the number of elections it will receive from holders of Preferred Stock over the next 14 days to convert Preferred Stock into Common Stock. However, based upon preliminary discussions with brokers and Preferred Stockholders, the Company has determined that it is likely that it will be unable to honor all elections to convert Preferred Stock to Common Stock currently sent to the Company because the Company does not have enough Common Stock authorized.

     It is estimated that if all holders of Preferred Stock elect to convert to Common Stock at the Conversion Prices set forth in their original Certificates of Designation (said Conversion Price to be calculated for all classes of Preferred Stock as of February 28, 1997) instead of taking the Recapitalization Securities, the Company will need an additional 6,050,000 shares to cover the conversions. This number includes approximately 175,000 shares of Common Stock reserved for the exercise of outstanding options and warrants. In addition, the Company wishes to authorize an additional 1,275,000 shares of Common Stock to be used to provide financing for potential future acquisitions which may be financed, in part with Common Stock of the Company.

     As shown below, the effect of the Recapitalization on the book value per share of Common Stock is anti-dilutive. Book value per Common Share will increase from ($4.20) at November 30, 1996 to $.79 on a pro forma basis if all Preferred Stockholders elect to convert all of their Preferred Stock to Common Stock at the Conversion Price set forth in their respective Certificates of Designation. If all Preferred Stockholders elect the Recapitalization Securities, the book value on a pro forma basis would be $.94 per share of Common Stock.

THE COMPANY RECOMMENDS THAT THE COMMON STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

                          PRO FORMA TABLE OF CAPITALIZATION

     The following table sets forth the pro forma capitalization of the Company as of November 30, 1996, reflecting the successful completion of both steps of the Recapitalization as described above. The table reflects actual numbers as of November 30, 1996, numbers assuming 100% of Preferred Stockholders accept the Recapitalization Securities, numbers assuming 50% of Preferred Stockholders convert to Common Stock and numbers assuming 100% of Preferred Stockholders convert to Common Stock.

                          PRO FORMA TABLE OF CAPITALIZATION



                                                         Assuming 100%       Assuming 50%        Assuming 100%
                                           Actual            Accept             Accept              Accept
                                           as of        Recapitalization      Conversion          Conversion
                                          11-30-96         Securities          To Common           To Common
                                          --------         ----------          ---------           ---------
                                                              (1)                 (2)                 (3)
Long-Term Debt, Less
     Current Maturities                 $10,111,500       $10,111,500           $10,111,500        $10,111,500

Subordinated Debt                                 0         6,770,700             3,212,500                  0

Minority Interests                        1,077,400         1,077,400             1,077,400          1,077,400

Mandatory Redeemable
     Preferred Stock                      7,809,500                 0                     0                  0

Stockholders Equity
     Preferred Stock                          9,400                 0                     0                  0
     Common Stock                           373,600         1,563,000             2,800,400          4,012,000
     Paid-in Capital                     10,926,800        11,697,600            14,018,400         16,019,300
     Accumulated Deficit                ( 6,823,100)      ( 7,362,400)          ( 7,362,400)       ( 7,362,400)
                                       ------------       -----------           -----------        -----------
                                          4,486,700         5,898,200             9,456,400         12,668,900
                                       ------------       -----------           -----------        -----------

Total Capitalization                    $23,485,100       $23,857,800           $23,857,800        $23,857,800
                                       ------------       -----------           -----------        -----------

Total Shares
 Outstanding                              1,494,400(4)      6,252,000            11,201,600         16,048,000
                                       ------------       -----------           -----------        -----------
                                       ------------       -----------           -----------        -----------

Book Value Per Share of
     Common Stock After
     Deducting Stated
     Value of
     Preferred Stock                         $(4.21)            $0.79                 $0.84              $0.94
                                              ------           ------                ------             ------
                                              ------           ------                ------             ------



(1) Assumes that all Preferred Stockholders accept the Recapitalization Securities which includes Common Stock, Common Stock Purchase Warrants and Subordinated Debt.

(2) Assumes that fifty percent of each class of Preferred Stockholders elect the Recapitalization Securities described in Note 1 above and the remaining fifty percent elect to convert their Preferred Stock into Common Stock at the Conversion Price set forth in the original Certificates of Designation.

(3) Assumes that all Preferred Stockholders convert all of their Preferred Stock into Common Stock at the Conversion Price stipulated in the Certificates of Designation.

(4)    After 1 for 25 reverse stock split.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of February 28, 1997 no person was known to the Company to be a beneficial owner of more than five percent (5%) of the Company's voting Common Stock. The first chart below sets forth the actual Common and Preferred Stock ownership of the officers and directors of the Company. The second chart sets forth the options owned by officers and directors. The third chart sets forth the ownership of officers and directors Post Recapitalization. The charts were prepared assuming the officers and directors elect to convert their Preferred Stock to Common Stock in lieu of taking the Recapitalization Securities, that the 1 for 25 reverse stock split was effected and that there would be 16,047,800 shares of Common Stock outstanding after the Recapitalization.

                   Statement of Common and Preferred Stock Ownership
                               As of February 28, 1997


--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                    COMMON STOCK                          PREFERRED STOCK
     Officer or Director                 # of Shares             Percent of     # of Shares of      Percent of
                                         of Common Stock         Class          Preferred Stock     Class
--------------------------------------------------------------------------------------------------------------
Charles A. Holtgraves                      54,554                2.8%          Series B / 25 (2)         1.5%
                                                                               Series M / 100(2)        22.9%
--------------------------------------------------------------------------------------------------------------
Larry J. Horbach                           24,605                1.3%                 0                     0
--------------------------------------------------------------------------------------------------------------
Donald L. Anderson                         44,204 (3)            2.3%          Series O / 1 (4)          100%
--------------------------------------------------------------------------------------------------------------
John B. Ewing                               5,760                (1)           Series B / 25             1.5%
--------------------------------------------------------------------------------------------------------------
Neil A. Fortkamp                            1,500                (1)                  0                  0
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


(1)  Represents less than 1% Common Stock ownership.

(2) The shares hereby disclosed are owned by the Holtgraves Family Limited Partnership of which Charles A. Holtgraves is a General Partner.

(3) Donald Anderson owns 7,547 shares individually and personally and has a one-third interest in the 36,657 shares held by Pipeline Capital, Inc.

(4) The Company issued one share of Series O Preferred Stock to Pipeline Capital, Inc. in connection with a Settlement and Purchase Agreement described in the

     Company's 10-KSB filed for the year ended February 29, 1996. Donald L. Anderson is a one-third owner of Pipeline Capital, Inc.

The following table sets forth the value at December 31, 1996 of unexercised options/SARs for officers of the Company:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     Name           Number of Securities          Value (1) of unexercised
                    underlying unexercised        in-the-money options/SARs at
                    options/SARS at year-end (#)  year-end: ($)
                    exercisable/unexercisable     exercisable/unexercisable
--------------------------------------------------------------------------------
Larry J. Horbach          7,000/0                           $0/0
--------------------------------------------------------------------------------
Neil A. Fortkamp         6,500(2)/0                         $0/0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The value of unexercised, in-the-money options has been calculated by determining the difference between the fair market value of the Company's Common Stock on December 31, 1996, and the exercise price of the options, multiplied by the number of options held.

(2)  Includes warrants to purchase 500 shares of Company's Common Stock.

           The following table sets forth the Post Recapitalization ownership of officers and directors assuming all officers and directors elect to convert their Preferred Stock to Common Stock in lieu of taking the Recapitalization Securities.


---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Officer or Director               Common Stock/        Subordinated           Warrants            Options
                                   % of Class               Debt
---------------------------------------------------------------------------------------------------------
Charles A. Holtgraves(1)           39,989/.9%                  0                   0                   0
---------------------------------------------------------------------------------------------------------
Larry J. Horbach                   24,605/.2%                ---                   0               7,000
---------------------------------------------------------------------------------------------------------
Donald L. Anderson(2)            225,131/1.4%                ---                   0                   0
---------------------------------------------------------------------------------------------------------
John B. Ewing                      22,847/.1%                  0                   0                   0
---------------------------------------------------------------------------------------------------------
Neil A. Fortkamp                  1,500/ -  %                 --                 500               6,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Charles A. Holtgraves holds 28,014 shares of Common Stock in his own name. The Holtgraves Family Limited Partnership holds 26,540 shares and will receive 85,435 shares of Common Stock upon conversion of Preferred Stock.

(2) Donald L. Anderson owns 7,547 shares individually. PCI, of which he is a one-third owner, will own 217,584 shares after the Recapitalization is effected.


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In fiscal year 1992, the Company entered into an agreement ("Agreement") with Pipeline Capital, Inc. ("PCI") (which was subsequently amended several times) whereby PCI, through a sponsorship arrangement, was to raise up to $50,000,000 in capital for the Company over five years. Donald L. Anderson is a shareholder of PCI and has a one-third interest in the capital and in all profits and losses of PCI. To date, $20,291,000 of capital has been raised.
    As more fully set forth in the 1996 Proxy Materials for the Annual Stockholders Meeting, the parties had several ongoing disagreements regarding the proper interpretation of various sections of the Agreement. In an attempt to settle these, the parties terminated all prior agreements and entered into a Settlement and Purchase Agreement ("Settlement Agreement") effective May 6, 1996. In summary, pursuant to the Settlement Agreement, the Company issued one share of Series O Preferred Stock to PCI and a promissory note for $480,000. PCI executed a promissory note in the amount of $278,725 plus interest at 7% in favor of the Company.

    Pursuant to the Recapitalization, PCI exchanged its one share of Series O
Preferred Stock for 180,927 shares of Common Stock of the Company.   Upon
completion of the Recapitalization, the holders of Series O Preferred Stock will hold Common Stock equal to approximately 1.4% ownership of the Company.
Although some of the terms of the $480,000 promissory note may be adjusted in connection with the Recapitalization, the promissory note will remain a legal obligation of the Company following the Recapitalization and the Company will continue to pay $10,000 per month to PCI as provided in the note. As part of the Recapitalization, the Company will forgive the $278,728 promissory note from PCI.

                       INCORPORATION OF DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Information Statement the following documents previously filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act:

1.  Annual Report on Form 10-KSB for the year ended February 29, 1996;

2. Quarterly Reports on Form 10-QSB for the quarters ended May 31, 1996, and August 31, 1996; and

3.  Current Report on Form 8-K dated July 30, 1996.


                              TEXT OF PROPOSED AMENDMENT
                     TO THE RESTATED CERTIFICATE OF INCORPORATION

    If the proposed amendment to the Restated Certificate of Incorporation is adopted, Article IV will read as follows:

    "Fourth. The total aggregate number of shares which the Company shall have authority to issue is seventeen million five hundred and ten thousand, (17,510,000) shares designated as follows: (i) seventeen million five hundred thousand (17,500,000) shares of Common Stock, par value $.25 per share; and (ii) ten thousand (10,000) shares of Preferred Stock, par value $1.00 per share, which shares of Preferred Stock may be issued in series, all with such rights, privileges and restrictions and preferences as the Board of Directors may authorize from time to time."

                              GATEWAY ENERGY CORPORATION


                          THIS CONSENT, IN LIEU OF A PROXY,
                            IS SOLICITED ON BEHALF OF THE
                            BOARD OF DIRECTORS IN LIEU OF
                      HOLDING A SPECIAL MEETING OF STOCKHOLDERS


    The undersigned hereby votes the number of shares the undersigned would be entitled to vote if personally present at a special meeting held for the purpose of voting on the proposal set forth below.

    APPROVE adoption of an amendment to the Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 shares to 17,500,000 shares.


              FOR                                AGAINST
              / /                                  / /

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.



Signature(s):                                  Date:
            --------------------------------       ----------------------



Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian-conservator, give full title. All joint tenants must sign.






                     Appendix A to Consent Solicitation Statement